                               SECOND RESTATED
                          ARTICLES OF INCORPORATION
                                       OF
                         UNITED HEALTHCARE CORPORATION


1. The name of the corporation is United HealthCare Corporation, a Minnesota corporation.

2. The document entitled "Second Restated Articles of Incorporation of United HealthCare Corporation" marked Exhibit A and attached hereto, contains the full text of amendments to the articles of incorporation of United HealthCare Corporation.

3. The date of adoption of the amendment by the board of directors of such corporation was February 10, 1994. The date of adoption of the amendment by the shareholders of such corporation was May 11, 1994.

4. With the exception of the provisions contained under Article 3(a), the amendment merely restates the existing articles as amended and correctly sets forth without change the corresponding provisions of the articles as previously restated. The shareholders of the Company adopted Article 3(a) as an amendment to the existing Articles of Incorporation at their Annual Meeting of Shareholders for 1994 held on May 11, 1994.

5. The amendment restates the articles in their entirety and the restated articles supersede the original articles and all amendments to them.

6. The amendment has been adopted pursuant to Chapter 302A of the Minnesota Business Corporation Act.

          IN WITNESS WHEREOF, the undersigned, the secretary of United HealthCare Corporation, being duly authorized on behalf of the Corporation, has executed this document this 13th day of May, 1994.


                                       /s/ Kevin H. Roche'
                                       -----------------------
                                       Kevin H. Roche'
                                       Secretary

                               SECOND RESTATED

                          ARTICLES OF INCORPORATION

                                      OF

                        UNITED HEALTHCARE CORPORATION


          1.   The name of this corporation shall be United HealthCare
Corporation.

          2. The address of the registered office of this corporation is 9900 Bren Road East, Minnetonka, Hennepin County, Minnesota 55343.

          3. (a) Authorized Classes of Stock. The total number of shares of capital stock which this corporation is authorized to issue is 510,000,000 shares, including 500,000,000 shares of Common Stock, $.01 par value, and 10,000,000 shares of Preferred Stock, $.001 par value. Shares of each class of stock of the corporation may be issued for such consideration and for such corporate purposes as the Board of Directors may from time to time determine.

               (b) Serial Preferred Stock. The Board of Directors of the corporation is hereby authorized to issue from time to time one or more series of the Preferred Stock and, with respect to each such series, to fix by resolution of a majority of the whole Board of Directors the relative rights and preference of each series. The authority of the Board of Directors with respect to each series shall include, but not be limited to, the determination or fixing of the following:

          (i) The number of shares constituting such series and the designation of such series.

          (ii) The dividend rate of such series, the conditions and dates upon which such dividends shall be payable, the relation which such dividends shall bear to the dividends payable on any other classes or series of the corporation's capital stock, and whether such dividends shall be cumulative or non-cumulative.

          (iii) Whether the shares of such series shall be subject to redemption by the corporation at the option of either the corporation or the holder or both, or upon the happening of a specified event, and the terms and conditions of such redemption.

          (iv) The terms and amount of any sinking fund provided for the purchase or redemption of the shares of such series.

          (v) Whether or not the shares of such series shall be convertible into, or exchangeable for, shares of any other class, and the terms of such conversion or exchange.

          (vi) The restrictions, if any, on the issue or reissue of any additional Preferred Stock, including increases or decreases in the number of shares of any series subsequent to the issue of shares of that series.

          (vii) The rights of the holders of the shares of such series upon the voluntary/involuntary liquidation, dissolution or winding up of the corporation.

          (viii) Any right to vote with holders of shares of any series or class.

               (c) Common Stock. The holders of the Common Stock shall have and possess all rights as stockholders of the corporation, except if such rights may be limited by the preferences, rights, limitations, and restrictions of the Preferred Stock.

               (d) Pre-emptive Rights. No holders of shares of any class or series of this corporation shall have any pre-emptive rights to subscribe for any shares of any class or series of stock of this corporation, whether now or hereafter authorized, or for any obligations convertible into shares of any class or series of stock of this corporation, whether now or hereafter authorized.

               (e) Cumulative Voting. No holders of shares of any class or series of this corporation shall have any right to cumulate votes for the election of the Board of Directors.

               (f) Shareholder Approval. Shares of any class or series of the corporation may be issued to the holders of shares of another class or series of the corporation, whether to effect a share dividend or split or otherwise, without the authorization or approval of the holders of shares of any class or series of the corporation, except as otherwise provided in the designation of any series of Preferred Stock.

          4. (a) The board of directors of this corporation shall be divided into three classes, Class I, Class II and Class III, as nearly equal in number as possible, with the term of office of Class I expiring at the annual meeting of shareholders of this corporation in 1984, of Class II expiring at the annual meeting of shareholders in 1985 and of Class III expiring at the annual meeting of shareholders in 1986. At each annual meeting of shareholders, directors chosen to succeed those whose terms then expire shall be elected for a term of office expiring at the third succeeding annual meeting of shareholders after their election.

             (b) No director of this corporation shall be removed from office with or without cause without (i) the affirmative vote of the holders of not less than 66-2/3 percent of the outstanding shares of Common Stock of this corporation, or (ii) the affirmative vote of 66-2/3 percent of the directors in office at the time such vote is taken.

               (c) This Article 4 may not be amended, altered, changed or repealed without the affirmative vote of the holders of not less than 66-2/3 percent of the outstanding shares of Common Stock of this corporation.

          5. (a) The affirmative vote of the holders of not less than 66-2/3 percent of the outstanding shares of capital stock of this corporation entitled to vote generally in the election of directors shall be required for approval or authorization of any Business Combination (as hereinafter defined) of this corporation with any Related Person; provided, however, that the 67 percent voting requirement shall not apply if:

               (i) The Continuing Directors of this corporation (as hereinafter defined) by a two-thirds vote (A) have expressly approved in advance the acquisition of outstanding shares of Common Stock of this corporation that caused the Related Person to become a Related Person, or (B) have approved the Business Combination prior to the Related Person involved in the Business Combination having become a Related Person;

               (ii) The Business Combination is solely between this corporation and another corporation, one hundred percent of the capital stock of which is owned, directly or indirectly, by this corporation; or

               (iii) The Business Combination is a merger or consolidation and the cash or fair market value as determined by this corporation's board of directors, of the property, securities and other consideration to be received per share by holders of the Common Stock in the Business Combination is not less than the highest per share price (with appropriate adjustments for recapitalizations and for stock splits, stock dividends and like distributions, if any) paid by the Related Person in acquiring any of its holdings of this corporation's Common Stock.

               (b) The term "Business Combination" shall mean (i) any merger or consolidation of this corporation or a subsidiary thereof with or into a Related Person, (ii) any sale, lease, exchange, transfer or other disposition, in one transaction or a series of related transactions, of all or any Substantial Part (as hereinafter defined) of the assets either of this corporation (including without limitation any voting securities of a subsidiary thereof) or of a subsidiary thereof, to a Related Person, (iii) any merger or consolidation of a Related Person with or into this corporation or a subsidiary thereof, (iv) any sale, lease, exchange, transfer or other disposition, in one transaction or a series of related transactions, of all or any Substantial Part of the assets of a Related Person to this corporation or a subsidiary thereof, (v) the issuance of any securities of this corporation or a subsidiary thereof to a Related Person, (vi) any reclassification of securities, recapitalization or other transaction that would have the effect of increasing the voting power of a Related Person and (vii) any agreement, contract or other arrangement providing for any of the transactions described in this definition of Business Combination.

               (c) The term "Related Persons" shall mean and include any individual, corporation, partnership or other person or entity which, together with its "Affiliates" and "Associates" (as defined by Rule 12b-2 under the Securities Exchange Act of 1934), "Beneficially Owns" (as defined by Rule 13d-3 under the Securities Exchange Act of 1934) in the aggregate 20 percent or more of the outstanding Common Stock of this corporation, and any Affiliate or Associate of any such individual corporation, partnership or other person or entity.

               (d) The term "Substantial Part" shall mean more than 30 percent of the fair market value of the total assets of the corporation in question, as of the end of its most recent fiscal year ending prior to the time the determination is being made.

               (e) Without limitation, any shares of Common Stock of this corporation that any Related Person has the right to acquire pursuant to any agreement, or upon exercise of conversion rights, warrants or options or otherwise, shall be deemed beneficially owned by the Related Person.

               (f) For the purposes of subparagraph (3) of this Article Five the term "other consideration to be received" shall include, without limitation, Common Stock of this corporation retained by its existing stockholders in the event of a Business Combination in which this corporation is the surviving corporation.

               (g) The term "Continuing Director" shall mean a director who was a member of the board of directors of this corporation immediately prior to the time that the Related Person involved in a Business Combination became a Related Person.

               (h) This Article 5 may not be amended, altered, changed or repealed without the affirmative vote of the holders of not less than 66-2/3 percent of the outstanding shares of capital stock of this corporation entitled to vote generally in the election of directors.

          6. An action required or permitted to be taken at a meeting of the Board of Directors of the corporation may be taken by a written action, signed, or counterparts of a written action signed in the aggregate, by all of the directors unless the action need not be approved by the shareholders of the corporation, in which case the action may be taken by a written action signed, or counterparts of a written action signed in the aggregate, by the number of directors that would be required to take the same action at a meeting of the Board of Directors of the corporation at which all of the directors were present.

          7. The provisions of Section 302A.671 of the Minnesota Statutes shall not apply to this corporation.

          8. A director of this corporation shall not be personally liable to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its shareholders; (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under Sections 302A.559 or 80A.23 of the Minnesota Statutes; (iv) for any transaction from which the director derived an improper personal benefit; or (v) for any act or omission occurring prior to the date when this Article 8 became effective.

          If the Minnesota Business Corporation Act is hereafter amended to authorize the further elimination or limitation of the liability of a director, then the liability of a director of the corporation shall be eliminated or limited to the fullest extent permitted by the Minnesota Business Corporation Act, as so amended.

          Any repeal or modification of the foregoing provisions of this
Article 8 by the shareholders of the corporation shall not adversely affect any right or protection of a director of the corporation existing at the time of such repeal or modification.

Attached to these Restated Articles is a copy of the the Certificate of Designation filed with the Minnesota Secretary of State on February 19, 1988 with respect to the resolution adopted by the Board of Directors on November 11, 1987 establishing the Series A, Series B & Series C Convertible Preferred Stock, which also continues in effect as part of the Restated Articles.

                         CERTIFICATE OF DESIGNATION OF
                             RIGHTS AND PREFERENCES
                                       OF
                          CONVERTIBLE PREFERRED STOCK
                                       OF
                         UNITED HEALTHCARE CORPORATION


          I, Kennett L. Simmons, being first duly sworn, do hereby certify that I am the Vice Chairman and Chief Operating Officer of United
HealthCare Corporation (the "Corporation"), a Minnesota corporation, and that the following resolution was adopted by the Board of Directors of the Corporation at a meeting held on November 11, 1987:

          RESOLVED, that pursuant to the authority granted to the Board of Directors of the Corporation under Section 3 of the Restated Articles of Incorporation of the Corporation, the Board of Directors hereby designates three series of preferred stock, par value $.001 per share, of the Corporation, to consist of an aggregate of 100,000 shares, and hereby fixes and determines the powers, preferences, and rights of the shares of such series and the qualifications, limitations, or restrictions thereof in addition to those relating to all series of preferred stock as set forth in
Section 3 of the Restated Articles of Incorporation of the Corporation as follows:

Section 1.  Designation of Series of Preferred Stock.
- ----------  -----------------------------------------

          Thirty-three thousand three hundred and thirty-four (33,334) shares of the Preferred Stock, $.001 par value, authorized by the Corporation's Articles of Incorporation are hereby designated "Series A Preferred Stock," thirty-three thousand three hundred and thirty-three (33,333) shares of the Preferred Stock authorized by the Corporation's Articles of Incorporation are hereby designated "Series B Preferred Stock," and thirty-three thousand three hundred and thirty-three (33,333) shares of the Preferred Stock authorized by the Corporation's Articles of Incorporation are hereby designated "Series C Preferred Stock, each having the powers, preferences, rights, qualifications, limitations and restrictions specified herein. Except as set forth below, the powers, preferences, rights, qualifications, limitations and restrictions of the Series A Preferred Stock, the Series B Preferred Stock, and the Series C Preferred Stock (which shall be collectively referred to as the "Preferred Shares") shall be identical.

          The Preferred Shares, together with the 300,000,000 authorized shares of Common Stock, $.01 par value, of the Corporation (the "Common Stock") and the balance of the Preferred Stock of the Corporation, are sometimes hereinafter collectively referred to as the "Capital Stock."

Section 2.  Voting Rights.
- ----------  --------------

          (a)  General.  Each holder of Preferred Shares shall have one
               -------
vote on all matters submitted to the shareholders for each share of Common Stock which such holder of Preferred Shares would be entitled to receive upon the conversion of the Preferred Shares pursuant to the provisions of section 5. In addition, each holder of Preferred Shares shall have the special voting rights which are described in section 2(b). Except as otherwise provided herein, and except as otherwise required by agreement or law, the Preferred Shares and the shares of Common Stock of the Corporation shall vote as a single class on all matters submitted to stockholders.

          (b)  Special Voting Rights.  Without the affirmative vote of the
               ---------------------
holders (acting together as a class) of at least a majority of the Preferred Shares at the time outstanding given in person or by proxy at any annual meeting, or at such special meeting called for that purpose, or, if permitted by law, in writing without a meeting, this Corporation shall not:
(i) authorize or issue any (A) additional Preferred Shares or (B) shares of stock having priority over the Preferred Shares or ranking on a parity therewith as to the payment of dividends or as to the payment or distribution of assets upon the liquidation or dissolution, voluntary or involuntary, of this Corporation; or (ii) alter or amend the rights or preferences of Preferred Shares as stated in these Articles of Incorporation.

Section 3.  Dividends.
- ----------  ----------

          (a) Dividends on the Preferred Shares shall not begin to accrue until January 1, 1994. Dividends on the Series A Preferred Stock shall accrue commencing on January 1, 1994 and shall be cumulative thereafter, whether or not earned. After January 1, 1994, the holders of the Series A Preferred Stock shall be entitled to receive, when and as declared by the Board of Directors, out of the assets of the Corporation legally available therefor, cash dividends at the rate of $5.213 per share until January 1, 1998 and thereafter at the rate of $6.95 per share, such dividends to be payable quarterly not later than the last business day of each March, June, September, and December. Dividends on the Series B Preferred Stock shall begin to accrue on January 1, 1995 and shall be cumulative thereafter, whether or not earned. After January 1, 1995, the holders of the Series B Preferred Stock shall be entitled to receive, when and as declared by the Board of Directors, out of the assets of the Corporation legally available therefor, cash dividends at the rate of $5.213 per share until January 1, 1999 and thereafter, at the rate of $6.95 per share, such dividends to be payable quarterly not later than the last business day of each March, June, September, and December. Dividends on the Series C Preferred Stock shall begin to accrue on January 1, 1996 and shall be cumulative thereafter, whether or not earned. After January 1, 1996, the holders of the Series C Preferred Stock shall be entitled to receive, when and as declared by the Board of Directors, out of the assets of the Corporation legally available therefor, cash dividends at the rate of $5.213 per share until January 1,

1999 and thereafter, at the rate of $6.95 per share, such dividends to be payable quarterly not later than the last business day of each March, June, September, and December.

          (b) In no event shall any dividend be paid or declared, nor shall any distribution be made on the shares of Common Stock, nor shall any shares of Common Stock be purchased, redeemed, or otherwise acquired by the Corporation for value, unless all dividends on the Preferred Shares for all past quarterly dividend periods and for the then current quarterly dividend period shall have been paid or declared and a sum sufficient for the payment thereof set apart for payment.

          (c) In the event that any six quarterly cumulative dividends, whether consecutive or not, upon the Preferred Shares shall be in arrears, the holders of the Preferred Shares shall have the right, at the next meeting of shareholders called for election of directors, to elect a majority of the members of the Board of Directors out of the number fixed by the by-laws, and the holders of the Preferred Shares shall continue to have such right until all unpaid dividends upon the Preferred Shares shall have been paid in full.

Section 4.  Liquidation Right and Preference.
- ----------  ---------------------------------

          In the event of the liquidation, dissolution, or winding up of the Corporation, whether voluntary or involuntary, or in the event of the sale of all or substantially all of its assets to another corporation, the holders of the Preferred Shares shall be entitled to receive in cash, out of the assets of this Corporation, an amount equal to the Redemption Price per share as provided in section 6 hereof, for each outstanding Preferred Share, before any payment shall be made or any assets distributed to the holders of shares of Common Stock or any other class of shares of this Corporation ranking junior to the Preferred Shares. In the event of any capital reorganization or reclassification of the capital stock of the Corporation, or consolidation or merger of this Corporation with another corporation, each holder of the Preferred Shares shall, at its option exercisable by written notice to this Corporation within fifteen (15) days after receipt from this Corporation of written notice of such transaction, be entitled to receive, on a priority basis, cash, securities, or other property payable or issuable in such transaction with a value of the Redemption Price per share as provided in section 6 hereof, for each outstanding Preferred Share, before any payment or distribution shall be made to the holders of the shares of Common Stock. If, upon any liquidation or dissolution of this Corporation or the sale by this Corporation of all or substantially all of its assets or such reorganization or consolidation or merger, the assets of the Corporation are insufficient to pay the Redemption Price per share as provided in section 6 hereof, the holders of such Preferred Shares shall share pro rata in any such distribution in proportion to the full amounts to which they would otherwise be respectively entitled. Following such payment to the holders of the Preferred Shares upon such liquidation, dissolution, sale, reorganization, consolidation, or merger, the holders of the shares of Common Stock shall then be entitled, to the exclusion of the holders of the Preferred Shares, to share ratably in all the assets of this Corporation thereafter remaining.

Section 5.  Conversion Rights.
- ----------  ------------------

          (a)  Optional Conversion.  Each Preferred Share shall be
               -------------------
convertible at the option of the holder thereof into shares of Common Stock of this Corporation in accordance with the provisions and subject to the adjustments provided for in section 5(b), although each Preferred Share called for redemption by this Corporation shall cease to be convertible on and after the redemption date if provision shall have been made for its payment. In order to exercise the conversion privilege, a holder of the Preferred Shares shall surrender the certificate to the Corporation at its principal office, duly endorsed to the Corporation and accompanied by written notice to the Corporation that the holder elects to convert a specified portion or all of such shares. Preferred Shares converted at the option of the holder shall be deemed to have been converted on the day of surrender of the certificate representing such shares for conversion in accordance with the foregoing provisions, and at such time the rights of the holder of such Preferred Shares, as such holder, shall cease and such holder shall be treated for all purposes as the record holder of the shares of Common Stock issuable upon conversion. As promptly as practicable on or after the conversion date, the Corporation shall issue and mail or deliver to such holder a certificate or certificates for the number of shares of Common Stock issuable upon conversion, computed to the nearest one hundredth of a full share, and a certificate or certificates for the balance of the Preferred Shares surrendered, if any, not so converted into shares of Common Stock.

          (b)  Conversion Price and Adjustments.  The number of shares of
               --------------------------------
Common Stock issuable in exchange for Preferred Shares upon conversion shall be equal to the number of whole shares obtained by dividing the Redemption Price as provided for in section 6 by the conversion price then in effect (the "Conversion Price"). The Conversion Price shall initially be $4.50, but shall be subject to adjustment from time to time as hereinafter provided:

               (i) In case this Corporation shall at any time subdivide or split its outstanding shares of Common Stock into a greater number of shares or declare any dividend payable in shares of Common Stock, the Conversion Price in effect immediately prior to such subdivision, split, or dividend shall be proportionately decreased, and conversely, in case the outstanding shares of Common Stock of this Corporation shall be combined into a smaller number of shares, the Conversion Price in effect immediately prior to such combination shall be proportionately increased.

               (ii) If and whenever this Corporation shall issue or sell any of its shares of Common Stock for a consideration per share less than the Conversion Price then in effect, or shall issue any options, warrants, convertible securities or other rights for the purchase of such shares at a consideration per share of less than the Conversion Price then in effect (other than shares of Common Stock issuable under options and warrants outstanding on the date the Preferred Shares are originally issued or other options or rights for the purchase of shares of Common Stock pursuant to Stock Option, Stock Purchase, or Restricted Stock Plans of the Company in effect on the date the Preferred Shares are originally issued), the Conversion Price in effect immediately prior to such issuance or sale shall be adjusted and shall be equal to (i) the Conversion Price then in effect, multiplied by (ii) a fraction, the numerator of which shall be an amount equal to the sum of (A) the number of this Corporation's shares of Common Stock outstanding immediately prior to such issuance or sale multiplied by the Conversion Price then in effect, and (B) the total consideration payable to this Corporation upon such issuance or sale of such shares and such purchase rights and upon the exercise of such purchase rights, and the denominator of which shall be the amount determined by multiplying (aa) the number of shares of Common Stock outstanding immediately after such issuance or sale plus the number of the shares of Common Stock issuable upon the exercise of any purchase rights thus issued, by (bb) the Conversion Price then in effect. If any options or purchase rights that are taken into account in any such adjustment of the Conversion Price subsequently expire without exercise, the Conversion Price shall be recomputed by deleting such options or purchase rights.

               (iii) The anti-dilution provisions of this section 5(b) may be waived by the affirmative vote of the holders (acting together as a class) of at least fifty percent (50%) of the then outstanding Preferred Shares.

               (iv) If the Corporation takes any other action, or if any other event occurs, which does not come within the scope of the provisions of sections 5(b)(i), 5(b)(ii), or 5(b)(iii), but which should result in an adjustment in the Conversion Price and/or the number of shares issuable upon conversion of the Preferred Shares in order to fairly protect the conversion rights of the holders of the Preferred Shares, an appropriate adjustment in such conversion rights shall be made by the Corporation.

               (v) In case any shares of Common Stock or options, warrants, convertible securities, or other rights to purchase shares of Common Stock shall be issued or sold for cash, the consideration received therefor shall be deemed to be the amount received by the Corporation therefor, without deducting therefrom any expenses incurred or any underwriting commissions or concessions paid or allowed by the Corporation in connection with such issuance or sale. In case any shares of Common Stock or options, warrants, convertible securities, or other rights to purchase shares of Common Stock shall be issued or sold for consideration other than cash, the amount of the consideration other than cash received by the Corporation shall be deemed to be the fair value of such consideration as determined by the Board of Directors of the Corporation, without deducting therefrom any expenses incurred or any underwriting commissions or concessions paid or allowed by the Corporation in connection with such issuance or sale.

          (c)  Notice of Conversion Price Adjustment.  Upon any adjustment
               -------------------------------------
of the Conversion Price, then and in each such case the Corporation shall give written notice thereof, by first-class mail, postage prepaid, addressed to the registered holders of the Preferred Shares at the addresses of such holders as shown on the books of this Corporation, which notice shall state the Conversion Price resulting from such adjustment and the increase or decrease, if any, in the number of shares receivable at such price upon the conversion of the Preferred Shares, setting forth in reasonable detail the method of calculation and the facts upon which such calculation is based.

          (d)  Rights to Preconversion Distributions.  The holders of
               -------------------------------------
Preferred Shares shall have the following rights to certain properties received by the holders of shares of Common Stock:

               (i) In case this Corporation shall declare a dividend or distribution upon its shares of Common Stock payable (other than in cash out of earnings or surplus or other than in shares of Common Stock), then thereafter each holder of Preferred Shares upon the conversion thereof will be entitled to receive the number of shares of Common Stock into which such Preferred Shares shall be converted, and, in addition and without payment therefor, the property which such holder would have received as a dividend if continuously since the record date for any such dividend or distribution such holder (A) had been the record holder of the number of shares of Common Stock then received, and (B) had retained all dividends or distributions in stock or securities payable in respect of such shares of Common Stock or in respect of any stock or securities paid as dividends or distributions and originating directly or indirectly from such shares of Common Stock.

               (ii) Subject to the provisions of section 4 regarding liquidation rights, if any capital reorganization or reclassification of the capital stock of this Corporation, or consolidation or merger of this Corporation with another corporation, or the sale of all or substantially all of its assets to another corporation shall be effected in such a way that holders of shares of Common Stock shall be entitled to receive stock, securities, or assets with respect to or in exchange for shares of Common
Stock, then, as a condition of such reorganization, reclassification, consolidation, merger, or sale, lawful and adequate provision shall be made whereby the holders of Preferred Shares shall thereafter have the right to receive, in lieu of the shares of Common Stock of this Corporation immediately theretofore receivable upon the conversion of such Preferred
Shares, such shares of stock, securities or assets as may be issued or payable with respect to or in exchange for a number of outstanding shares of Common Stock equal to the number of shares of Common Stock immediately theretofore receivable upon the conversion of such Preferred Shares had such reorganization, reclassification, consolidation, merger, or sale not taken place, and in any such case appropriate provision shall be made with respect to the rights and interests of the holders of the Preferred Shares to the end that the provisions hereof (including without limitation provisions for adjustments of the Conversion Price and of the number of shares receivable upon the conversion of such Preferred Shares) shall thereafter be applicable, as nearly as may be, in relation to any shares of stock, securities, or assets thereafter receivable upon the conversion of such Preferred Shares. This Corporation shall not effect any such consolidation, merger, or sale, unless prior to the consummation thereof the surviving corporation (if other than this Corporation), the corporation resulting from such consolidation or the corporation purchasing such assets shall assume by written instrument executed and mailed to the registered holders of the Preferred Shares at the last address of such holders appearing on the books of the Corporation, the obligation to deliver to such holders such shares of stock, securities, or assets as, in accordance with the foregoing provisions, such holders may be entitled to receive.

          (e)  Notice of Certain Events.  In case any time:
               ------------------------

               (i) this Corporation shall pay any dividend payable in stock upon its shares of Common Stock or make any distribution (other than regular cash dividends) to the holders of its shares of Common Stock; or

               (ii) this Corporation shall offer for subscription pro rata to the holders of its shares of Common Stock any additional shares of stock of any class or other rights; or

               (iii) there shall be any capital reorganization, reclassification of the capital stock of this Corporation, or consolidation or merger of this Corporation with, or sale of all or substantially all of its assets, to another corporation; provided, however, that this provision shall not be applicable to the merger or consolidation of this Corporation with or into another corporation if, following such merger or consolidation, the shareholders of this Corporation immediately prior to such merger or consolidation own at least 80% of the equity of the combined entity; or

               (iv) there shall be a voluntary or involuntary dissolution, liquidation or winding up of the Corporation; then, in any one or more of said cases, this Corporation shall give written notice, by first-class mail, postage prepaid, addressed to the holders of the Preferred Shares at the addresses of such holders as shown on the books of this Corporation, of the date on which (A) the books of this Corporation shall close or a record shall be taken for such dividend, distribution, or subscription rights, or (B) such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation, or winding up shall take place, as the case may be. Such notice shall also specify the date as of which the holders of record of shares of Common Stock shall participate in such dividend, distribution, or subscription rights, or shall be entitled to exchange their shares of Common Stock for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation, or winding up, as the case may be. Such written notice shall be given at least twenty (20) days prior to the action in question and not less than twenty (20) days prior to the record date or the date on which this Corporation's transfer books are closed in respect thereto.

          (f)  Definition of Common Shares.  As used in this section 5 the
               ---------------------------
term "shares of Common Stock" shall mean and include this Corporation's currently authorized shares of Common Stock, $.01 par value, and shall also include any capital stock of any class of this Corporation hereafter authorized which shall have the right to vote on all matters submitted to the shareholders of this Corporation and shall not be limited to a fixed sum or percentage in respect of the rights of the holders thereof to participate in dividends or in the distribution of assets upon the voluntary or involuntary liquidation, dissolution, or winding up of this Corporation; provided that the shares receivable pursuant to conversion of the Preferred Shares shall include shares designated as shares of Common Stock of this Corporation as of the date of issuance of such Preferred Shares, or, in case of any reclassification of the outstanding shares thereof, the stock, securities, or assets provided for in section
(5)(d)(ii) above.

          (g) The shares of Common Stock issued upon the conversion of the Preferred Shares shall, upon issuance, be duly authorized and issued, fully paid, and nonassessable shares of Common Stock of the Corporation. There shall be at all times authorized, and reserved for the purpose of issue or transfer upon conversion of the Preferred Shares, a sufficient number of shares of Common Stock to provide such conversion of the Preferred Shares.

Section 6.  Redemption Rights.
- ---------   -----------------

          The Preferred Shares are subject to redemption at the election of the Corporation, in whole or in part, on or after the second anniversary of the date of the original issuance of the Preferred Shares, or upon such earlier date as the Corporation's net worth shall exceed $90,000,000 and its annual net income shall exceed $17,000,000, at a redemption price (the "Redemption Price") which shall equal the sum of $100 per share, plus $1.625 per share for each fiscal quarter during which the Preferred Shares to be redeemed are outstanding after January 1, 1988, up to a maximum of $39.00 per share for Preferred Shares outstanding through the fourth fiscal quarter of 1993, plus the amount of all accrued but unpaid dividends.

          The Corporation shall give notice by mail of redemption to the holders of record of Preferred Shares at least thirty (30) days prior to each of such dates of redemption. The notice (a) shall specify the date of redemption and the number of shares to be redeemed from each holder (subject to reduction due to conversion of Preferred Shares by such holder before the date of redemption) and (b) shall be addressed to each holder at such holder's address as shown on the records of this Corporation. On or after the date fixed for redemption, each holder of Preferred Shares called for redemption shall surrender the certificate or certificates evidencing such shares to this Corporation at the place designated in such notice and shall thereupon be entitled to receive payment. If less than all of the shares represented by any such surrendered certificate or certificates are redeemed, this Corporation shall issue a new certificate for the unredeemed shares. All Preferred Shares which are in any manner redeemed or acquired by this Corporation shall be retired and cancelled and none of such shares shall be reissued.

Section 7.  Approval of Certain Transactions.
- ---------   --------------------------------

          Unless Warburg, Pincus Capital Company, L.P. ("Warburg, Pincus") shall consent to the following transactions, for as long as Warburg, Pincus or an affiliate owns the Preferred Shares (but not the shares of Common Stock issued upon conversion of the Preferred Shares) the Corporation will
(a) not issue additional shares of the Preferred Stock including the Preferred Shares; (b) not issue shares of Common Stock in an amount greater than 15 percent of the outstanding shares of Common Stock except pursuant to (i) a bona fide public offering or (ii) an employee benefit plan of the Corporation; (c) not repurchase shares of Common Stock or preferred stock (except for the Preferred Shares); (d) not make or incur any loan or capitalized lease obligation in excess of $10,000,000 or mortgage, pledge, or otherwise grant a security interest in a material portion of the Corporation's assets (except in connection with amendments to the Corporation's existing revolving credit agreement or the replacement of such credit agreement); (e) not enter into business lines outside of managed health care and related businesses; or (f) not enter into any material transactions with a holder of 5 percent or more of the outstanding shares of the Corporation's Common Stock other than in the ordinary course of business and on terms not less favorable than would result from an arms-length transaction.

          IN WITNESS WHEREOF, The Corporation has caused this certificate to be duly executed on its behalf by its undersigned President this 19th day of February, 1988.

                                       /s/ Kennett L. Simmons
                                       -----------------------------
                                       Kennett L. Simmons,
                                       Vice Chairman and Chief
                                         Operating Officer
                                       United HealthCare Corporation


STATE OF MINNESOTA  )
                    ) SS
COUNTY OF HENNEPIN  )

          Subscribed and sworn to before me this 19th day of February, 1988.


                                       /s/ Carla E. Colburn
                                       --------------------
                                       Notary Public


(Notarial Seal)

         CARLA E. COLBURN
     NOTARY PUBLIC-MINNESOTA
         HENNEPIN COUNTY
MY COMMISSION EXPIRES JANUARY 12, 1992


                                                           STATE OF MINNESOTA
                                                           DEPARTMENT OF STATE
                                                                  FILED
                                                               FEB 19 1988
                                                        /s/ Joan Anderson Growe
                                                            Secretary of State